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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549
FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 15, 2006

CORPORATE REALTY INCOME FUND I, L.P.
(Exact Name of Registrant as Specified in Charter)

Delaware	0-15796	13-3311993
(State or Other Jurisdiction of Incorporation)	(Commission File No.)	(IRS Employer Identification No.)

	475 Fifth Avenue, New York, New York	10017
	(Address of Principal Executive Offices)	(Zip Code)

Registrant's telephone number, including area code: (212) 696-0701

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

     Item 1.01. Entry into a Material Definitive Agreement.

     On December 15, 2006, Registrant entered into a Purchase and Sale Agreement (the “Alamo Towers Sale Agreement”) with James F. Cotter (“Purchaser”) to sell, transfer, grant and assign the land, building and other improvements, leases, rents, security deposits, and other rights and property known as the Alamo Towers situated in San Antonio, Texas.

     Registrant owns fee title to the Alamo Towers and its 13 acres of underlying land, free and clear of any liens and encumbrances. The Alamo Towers is an office building consisting of two stand-alone 8-story towers that were built in 1975 and 1981 and contain approximately 183,400 net rentable square feet of office space and a 10,500 square foot basement.

     As of October 31, 2006, the office space in the property was approximately 79.2% leased to 41 tenants at an average current base rent (without reduction for any free rent periods) of approximately $15.88 per square foot. Following is a schedule of expiration of such leases.

	Approximate		Avg. Current
Expiration Year	Square Feet	% of Total	Rent/Sq.Ft.
2006	12,606	6.9%	$16.31
2007	7,801	4.2%	$16.93
2008	28,769	15.7%	$15.53
2009	46,251	25.2%	$15.65
2010	22,053	12.0%	$15.58
2011	20,605	11.2%	$17.02
2013	2,220	1.2%	$14.50
2014	5,213	2.8%	$15.25

     The sale price to be paid by Purchaser for the Alamo Towers is $15,833,000 (the “Purchase Price”). The Purchase Price, plus or minus any closing adjustments, is payable in immediately available U.S. funds at the closing of the purchase and sale (the “Closing”). Purchaser paid the sum of $500,000 as an option payment that will be applied towards the Purchase Price, but which will be released to Registrant regardless of whether Purchaser completes its acquisition of the Alamo Towers (except in the event Registrant defaults in its obligations under the agreement). Closing of the purchase and sale of the Alamo Towers will be in escrow through Chicago Title Insurance Company (“Escrow Holder”) and the balance of the Purchase Price will be released to Registrant upon recording of the deed or issuance of a title policy by the title company.

     Closing adjustments include utilities bills (any deposits remain Registrant’s), collected rents and other payments from tenants (any security deposits held by Registrant will be credited to Purchaser), real estate taxes, escrow and closing fees to Escrow Holder (which will be paid one-half by each of Registrant and Purchaser), and recording fees.

     Prior to execution of the Alamo Towers Sale Agreement, Purchaser received a title commitment, a copy of all recorded documents referred to in the title commitment as exceptions to title, and a survey of the building. Any exceptions to title to which Purchaser did not object in the Alamo Towers Sale Agreement are deemed waived. Any additional exceptions to title not set forth in the title commitment will be permitted unless Purchaser renders any objections in writing to Registrant within three (3) Business Days of Purchaser’s receipt of written notice of such exceptions. Registrant will have until Closing to remove or satisfy any such objections or, with Purchaser’s approval, cause the title company to issue a title endorsement or “insure over” any such objection, at Registrant’s expense. Registrant may elect to (i) extend the Closing by not more than 10 Business Days to remove or cause the title company to “insure over” any such objections or (ii) terminate the Alamo Towers Sale Agreement unless Purchaser elects to proceed to Closing and take title subject to any such objections.

     The sale of the Alamo Towers is not subject to Purchaser’s due diligence or other investigation. The Closing of the purchase and sale of the Alamo Towers will occur on or before January 29, 2007, subject to extension by not more than 5 days by each of Registrant and Purchaser. Purchaser may also extend the Closing for up to an additional 15 days upon payment of an additional $10,000 non-refundable credit against the Purchase Price. In the event Purchaser defaults under the Alamo Towers Sale Agreement, Registrant will be entitled to retain the $500,000 option payment and will receive an additional $100,000 payment from Purchaser.

     Upon the Closing, Purchaser will release Registrant from and waive all claims and liability which Purchaser may have against Registrant for any structural, physical and environmental condition of the Alamo Towers including, without limitation, the presence, discovery, or removal of any hazardous materials in, at, about, or under the Alamo Towers.

     Registrant will pay sales commissions to third parties aggregating $791,650, plus reimbursement of up to $20,000 of the broker’s out-of-pocket expenses, in connection with the sale of the Alamo Towers to Purchaser. Registrant must also pay escrow fees, transfer taxes, title insurance premium, and other customary closing costs estimated to aggregate $100,000 in connection with a sale of the Alamo Towers. Registrant acquired the Alamo Towers in March 1997 for a purchase price of approximately $12,002,000, inclusive of capitalized closing and related costs. At December 31, 2005, the Alamo Towers had a book value estimated at approximately $15,348,000, net of accumulated depreciation.

     Registrant intends to use the net proceeds from the sale of the Alamo Towers to augment working capital and reduce accounts payable and accrued expenses. To the extent Registrant is able to sell its properties in New York, New York and Monterey Park, California as part of a plan of dissolution and liquidation, any remaining proceeds from a sale of the Alamo Towers would be available for distribution to Registrant’s partners and unitholders.

     There is no assurance that Purchaser will consummate a purchase of the Alamo Towers or the final terms of any such transaction.

Item 9.01. Financial Statements and Exhibits.

(d)	Exhibits.

10. Purchase and Sale Agreement dated as of December 15, 2006 between Registrant and James F. Cotter.

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CORPORATE REALTY INCOME
FUND I, L.P.

By: 1345 Realty Corporation,
Corporate General Partner

By:	/s/ Robert F. Gossett, Jr.
Name: Robert F. Gossett, Jr.
Title: President

Dated: December 21, 2006